Gryphon Gold Signs Lease on its Buena Vista Property

December 9, 2008 Vancouver, B.C. - Gryphon Gold Corporation (GGN: TSX / GYPH:OTC.BB) is pleased to report that Nevada Eagle Resources ("NER"), a wholly owned subsidiary of Gryphon Gold, entered into a lease agreement whereby Newmont Mining Corporation ("Newmont") agreed to undertake exploration and development, if warranted, of Nevada Eagle's Buena Vista property, located on the Austin-Lovelock Mineral Trend, Nevada.

The property hosts a large exposure of silicified tuffs, siliceous sinter, and multilithic breccias (possible maar-diatreme complex) that overlie and intrude a sequence of phyllites and felsic metavolcanics of the Pennsylvanian-Permian Havallah Formations.

Rock samples on surface contain up to 1630 parts per billion (1.63 g/t) gold, with associated anomalous arsenic (maximum of 700 ppm), antimony (maximum of 45 ppm) and mercury (maximum of 25 ppm). The altered rocks on the property are tuff breccias associated with dark chalcedony veinlets, in massively silicified basal Tertiary tuffs. We believe that the Buena Vista property offers an excellent opportunity for the discovery of high-grade (feeder) zones and/or a large tonnage, low-grade diatreme hosted gold deposit similar to Wau, Papua New Guinea or Montana Tunnels, Montana. No drilling has been undertaken on the NER's Buena Vista property. The lease agreement requires annual preproduction royalty payments of $10,000 at time of signing and escalating to $20,000 by year four and each year thereafter. If the property is placed into production, a variable rate, net smelter return (NSR) royalty is payable to NER. The variable rate escalates from 3% at a gold price of US$850 per ounce or less, to a maximum rate of 5.5% if the price of gold exceeds US$1,200 per ounce. During the lease period, Newmont is responsible for all claim holding costs.

In other news Newmont is currently drilling NER’s Stateline property along the Nevada Utah border (See Gryphon Gold Corporation press release February 19, 2008). Newmont is fulfilling its obligation to complete $200,000 in qualified expenditures during 2008. Under the terms of the agreement, Newmont can earn up to 60% interest in the Stateline property by spending a cumulative total of $3 million in qualified exploration expenditures by December 31, 2013.

Gryphon Gold is a Nevada focused, gold exploration company. Its principal gold resource, the 1.4 million (measured and indicated) and 1.1 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada. NER, a wholly owned subsidiary, has approximately 54 prospective properties located in gold trends in Nevada. NER's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). A number of NER’s principal properties are subject to joint venture or farm in agreements in favor of third parties.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

John L. Key, CEO

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: John Key, CEO, by phone: 604-261-2229, or email at jkey@gryphongold.com and Jerry Baughman, VP Business Development by phone: 604-261-2229, or email at jbaughman@gryphongold.com.

The Borealis property is described in the technical report dated September 2, 2008 titled Preliminary Assessment of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to anticipated exploration and, if warranted, development of the Buena Vista and Stateline properties, anticipated royalties payable under the option agreement, resource estimates, projections, and other undertakings by Newmont, in which Gryphon Gold has little control. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated," and "inferred resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.